INTERNET BRANDS, INC. REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

▪	Revenues and Adjusted EBITDA of $23.5 million and $8.3 million
▪	Net Income of $0.05 per diluted share
▪	Adjusted EBITDA growth of 4% year-over-year, 21% excluding a one-time gain from prior year quarter
▪	Unique Visitor Growth of 44% year-over-year
▪	Reiterating 2009 guidance: adjusted EBITDA growth of 10% to 15% over 2008, or full year adjusted EBITDA of approximately $38.5 - $40.5 million

LOS ANGELES, CA (April 29, 2009) – Internet Brands, Inc. (NASDAQ: INET) today reported financial results for the first quarter ended March 31, 2009.

First Quarter Operating Results

Total revenues for the first quarter of 2009 were $23.5 million compared to $24.9 million in the prior year period; last year’s first quarter included a one-time gain of $1.1 million.

Consumer Internet revenues were $16.2 million in the first quarter of 2009 compared to $16.3 million in the prior year period.  In the quarter, advertising revenues increased $2.6 million compared to the prior year period, driven by acquisitions and organic growth in all areas excluding automotive e-commerce.  Total advertising revenue growth was more than 30% on a year-over-year basis, with organic growth from websites owned more than one year contributing significantly to the growth rate. The increase in advertising revenues was offset by a $2.7 million decrease in automotive e-commerce revenues due to continued weakness in consumer demand for new cars resulting from the current economic climate.

Licensing revenues were $7.3 million in the first quarter of 2009 compared to $8.6 million in the prior year period. Had foreign exchange rates remained constant for the first quarter of 2008 through the first quarter of 2009, licensing revenues for the first quarter of 2009 would have been $0.5 million higher. Licensing revenues for the first quarter of 2008 included a $1.1 million benefit from the accelerated completion of a long-term project at our Autodata Solutions division.

Net income for the first quarter of 2009 was $2.3 million, or $0.05 per diluted common share compared to net income of $3.0 million, or $0.07 per diluted common share in the prior year period.

For the first quarter of 2009, Adjusted EBITDA grew by 4% to $8.3 million compared to $7.9 million in the same period last year.  Excluding the one-time gain from Autodata last year, Adjusted EBITDA grew by 21% compared to the prior year period.  Adjusted EBITDA margins were 35.1% in the quarter, a 330 basis point expansion from the prior year period.  The Company defines Adjusted EBITDA as earnings before investment and other income, income taxes, depreciation and amortization and stock-based compensation.

Total monthly unique visitors to the Company’s network of owned websites grew to 49.7 million in March 2009, a 44% increase from 34.6 million in March 2008, and a 15% increase from 43.2 million in December 2008.

Full Year 2009 Guidance

The Company is reiterating its full year guidance of Adjusted EBITDA growth in the range of 10% to 15% over 2008, or full year Adjusted EBITDA of approximately $38.5 - $40.5 million.

“We are very pleased with the performance of our business, especially the rapid growth of our high margin advertising revenues,” said Bob Brisco, CEO of Internet Brands.  “Our non-automotive advertising revenues organically grew 10% year-over-year; that growth excludes revenues from acquisitions.  Our organic revenue growth is counter to general industry trends and reflects the large monetization potential of our websites.”

“Our EBITDA margin flow-through percentage continued to climb year-over-year, again demonstrating our growing operating leverage,” Brisco added.  “We continue to feel confident about our year and are excited about how the business is evolving and growing.”

Balance Sheet and Liquidity

As of March 31, 2009, the Company had $59.7 million of cash and investments, and no outstanding debt under its $35 million revolving line of credit.

Net cash provided by operating activities in the first quarter of 2009 was $10.1 million compared to $5.5 million in the prior year period.

Acquisitions

In a separate press release today, the Company announced its sixth vertical, Money & Business. Currently, this vertical is comprised of six websites.

During the first quarter of 2009 and through April 29, 2009, the Company acquired 5 websites for an aggregate purchase price of approximately $1.6 million. The 5 acquisitions include two small forum-based vertical websites, two websites in the new Money & Business vertical, FinWeb.com and SmallBusinessNotes.com, and one website in the Shopping vertical, Outblush.com, a leading shopping blog for women.

Non-GAAP Financial Measures

This press release includes a discussion of "Adjusted EBITDA," which is a non-GAAP financial measure.  The Company defines EBITDA as net income before (a) investment and other income; (b) income tax provision (benefit); and (c) depreciation and amortization. The Company defines Adjusted EBITDA as a further adjustment of EBITDA to exclude share-based compensation expense related to the Company's grant of stock options and other equity instruments.

The Company believes these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses EBITDA and Adjusted EBITDA as measurements of the Company's operating performance because they assist in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; to allocate resources to enhance financial performance; to evaluate the effectiveness of operational strategies; and to evaluate the Company's capacity to fund capital expenditures and to expand its business. The Company also believes that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income and Adjusted EBITDA for the periods presented (in thousands):

	Three months ended
	March, 31
	2009	2008
	(unaudited)

Net income	$2,263	$3,020
Provision for income taxes	1,539	2,102
Depreciation and amortization	3,843	2,747
Stock-based compensation	677	657
Investment and other income	(63)	(591

Adjusted EBITDA	$8,259	$7,935

Conference Call and Webcast

The Company will host a conference call to discuss its first quarter 2009 financial results beginning at 4:30 pm ET (1:30 pm PT), today, April 29, 2009.  Participants may access the call by dialing 800-762-8779 (domestic) or 480-629-9031 (international). In addition, the call will be broadcast live over the Internet hosted at the Investor Relations section of the Company’s website at www.internetbrands.com and will be archived online within one hour of the completion of the conference call.  A telephone replay will be available through May 13, 2009. To access the replay, please dial 800-406-7325 (domestic) or 303-590-3030 (international), passcode 4054894.

About Internet Brands, Inc.

Los Angeles-based Internet Brands, Inc. (NASDAQ:INET) is a leading Internet media company that owns, operates and grows community and e-commerce websites in automotive, careers, home, money & business, shopping and travel & leisure categories. With a flexible and scalable platform, Internet Brands operates a rapidly growing network of more than 200 websites, of which more than 80 each receive more than 100,000 monthly unique visitors.  In March of 2009, the company’s websites received more than 49 million unique visitors. More than 95% of the traffic to the company’s websites is from non-paid sources.

Safe Harbor Statement

This press release includes forward-looking information and statements, including but not limited to its 2009 business outlook, management comments and guidance, that are subject to risks and uncertainties that could cause actual results to differ materially.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation.  These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.  Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.  These risks, uncertainties, assumptions and other important factors include, but are not limited to, our pursuit of an acquisition-based growth strategy entailing significant execution, integration and operational risks, the impact of the recent downturn in the economy and the automotive industry in particular on our revenues from automotive dealers and manufacturers, our ability to compete effectively against a variety of Internet and traditional offline competitors, and our reliance on the public to continue to contribute content without compensation to our websites that depend on such content.  These and other risks are described more fully in our Annual Report on Form 10-K for the annual period ended December 31, 2008, filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2009. You should consider these factors in evaluating forward-looking statements.  For additional information regarding the risks related to our business, see our prospectus in the Registration Statement, and other related documents, that we have filed with the SEC.  You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.  All information provided in this release is as of April 29, 2009 and should not be unduly relied upon because we undertake no duty to update this information.

Contact:                 Laura Foster
ICR, Inc.
lfoster@icrinc.com
(310) 954-1100

###

INTERNET BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
	Unaudited
ASSETS

Current assets
Cash and cash equivalents	$51,916	$43,648
Investments, available for sale	7,753	13,723
Accounts receivable, less allowances for doubtful accounts of $1,849 and $1,513 at March 31, 2009 and December 31, 2008, respectively

	12,850	16,353
Deferred income taxes	8,704	9,591
Prepaid expenses and other current assets	1,059	1,299
Total current assets	82,282	84,614

Property and equipment, net	12,045	11,460
Goodwill	204,963	203,806
Intangible assets, net	22,336	24,556
Deferred income taxes	57,645	56,262
Other assets	628	767

Total assets	$379,899	$381,465

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$13,461	$17,043
Deferred revenue	7,029	7,325
Total current liabilities	20,490	24,368

Stockholders’ equity

Common stock, Class A, $.001 par value; 125,000,000 shares
authorized and 41,654,973 and 40,946,826 issued and outstanding
at March 31, 2009 and December 31, 2008	42	41

Common stock, Class B, $.001 par value; 6,050,000 authorized and 3,025,000 shares issued and outstanding at March 31, 2009
and December 31, 2008	3	3

Additional paid-in capital	608,045	607,434
Accumulated deficit	(248,155)	(250,418)
Accumulated other comprehensive (loss) income	(526)	37
Total stockholders’ equity	359,409	357,097

Total liabilities and stockholders’ equity	$379,899	$381,465

INTERNET BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenues
Consumer Internet	$16,189	$16,303
Licensing	7,339	8,638
Total revenues	23,528	24,941

Costs and operating expenses
Cost of revenues	4,783	5,387
Sales and marketing	4,776	6,207
Technology	2,101	1,420
General and administrative	4,286	4,649
Depreciation and amortization of intangibles	3,843	2,747
Total costs and operating expenses	19,789	20,410

Income from operations	3,739	4,531
Investment and other income	63	591
Income before income taxes	3,802	5,122
Provision for income taxes	1,539	2,102
Net income	$2,263	$3,020

Basic net income per share	$0.05	$0.07
Diluted net income per share	$0.05	$0.07

Weighted average number of shares - Basic	43,326,372	42,764,092
Weighted average number of shares - Diluted	45,197,966	44,758,372

Stock-based compensation expense by function
Sales and marketing	$85	$49
Technology	39	20
General and administrative	553	588
	$677	$657